Exhibit 99.1

28040 West Harrison Parkway Valencia, CA 91355-4162 Tel (661) 257 6060 Fax (661) 257 6415

FOR IMMEDIATE RELEASE

TAITRON ANNOUNCES QUARTERLY CASH DIVIDEND INCREASE OF 11.1%

LOS ANGELES, California – October 28, 2022 – Taitron Components Incorporated (NASDAQ:TAIT) today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share of common stock, payable on November 30, 2022 to stockholders of record as of the close of business on November 11, 2022. Under our revised dividend policy, the Company will now target a cash dividend to our stockholders in the amount of $0.20 per share per annum, payable in equal $0.05 per share quarterly installments. This effectively increases by 11.1% our quarterly cash dividends from $0.045 per share to $0.05 per share.

Subsequent dividend declarations and the establishment of record and payment dates for such future dividend payments, if any, are subject to the Board of Directors' continuing determination that the dividend policy is in the best interests of the Company's stockholders. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Taitron Components

Taitron, based in Valencia, California, is the “Discrete Components Superstore”. The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, Taitron provides value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing services for their multi-year turn-key projects.

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

CONTACTS:

Taitron Components Incorporated

David Vanderhorst – ph 661-257-6060